Berry Petroleum Company News Contact: Berry Petroleum Company 5201 Truxtun Ave., Ste. 300 Bakersfield, CA 93309 1-661-616-3900
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

Berry Petroleum Company Sets 2008 Capital Budget at $295 Million; Targets Production and Reserve Growth Greater Than 10%

Budget Focuses on Capturing Oil Economics by Accelerating Key Oil Projects

Bakersfield, Calif. -- December 4, 2007-- Berry Petroleum Company  (NYSE:BRY) today announced a 2008 capital budget of $295 million, according to Robert F. Heinemann, president and chief executive officer.  At this level of investment in 2008, the Company expects to drill over 390 producing wells and is targeting 2008 production to average approximately 30,000 BOE/d. Total proved reserve additions are projected to be approximately 30 million BOE which will result in an estimated finding and development cost of under $10.00 per BOE.

Highlights of the 2008 budget include:
•
$173 million for heavy oil projects including the full-scale development of the North Midway diatomite, continued expansions at Poso Creek, South Midway and Brundage Canyon as well as appraisal drilling at Lake Canyon in the Uinta basin.

•	$122 million targeting natural gas production growth in the Piceance and DJ assets, including infrastructure investments to aid in the long-term development of these assets.

Mr. Heinemann continued, “The 2008 budget was designed to invest in drill-ready oil projects to capture unprecedented crude oil prices. Our return on investment from our heavy oil assets is exceptional and we plan to capture these strong oil economics through exploitation of several California opportunities on existing acreage. We also plan to expand the resource potential of the Brundage Canyon field in Utah and other areas through step-out drilling.  The capital program assumes West Texas Intermediate crude prices of $70/Bbl and Henry Hub natural gas prices of $7.50/MMcf. We anticipate the capital expenditures will be fully funded through cash flow from operations.”

Oil Investments

In its North Midway diatomite asset, Berry will drill approximately 115 of the remaining 600 well locations and will invest in the steam generation and other infrastructure necessary for its five-year development plan.  The Company will continue development at Poso Creek by drilling over 30 new wells and expanding the facilities needed for subsequent production increases.  Berry is now exploiting the deeper down-dip flanks at South Midway and plans to drill 15 horizontal producing wells and 10 vertical wells for continuous steam injection into these flanks.  At Brundage Canyon, the Company will drill its remaining 40-acre locations, assess the potential of additional downspacing and extend the southern development of the field into the Ashley Forest. Berry also intends to do additional appraisal drilling of the Green River oil trend in the adjacent Lake Canyon area to better define its development potential.

Gas Investments

Berry has significantly improved its drilling performance in its Piceance assets over the course of 2007 and is currently adding a fourth rig for year-round operations.  In 2008, the Company plans to drill and complete 60 wells at depths ranging from 9,500 to 12,000 feet on its Garden Gulch and N. Parachute Ranch acreage.  Berry will also continue to invest in infrastructure here to improve access and to capture operational efficiencies. In its DJ assets Berry will add approximately 70 new wells and install 150 pumping units to maintain production near the current level of 19 MMcf/d.

As the Company has previously noted, its 2008 net income is relatively insensitive to natural gas prices company-wide, given its significant natural gas consumption for steaming operations in California and the existing 2008 natural gas hedges. In 2008, the Company estimates that a $1.00 per MMBtu change in NYMEX Henry Hub natural gas price would result in less than a $3 million change in annual net income.

Ralph J. Goehring, executive vice president and chief financial officer said, “Based on our commodity price assumptions, we expect cash flow from operating activities to be in the $315 to $330 million range, and would be higher at the current NYMEX 2008 futures price for crude oil. Excess cash flow will be applied to debt reduction, acceleration of additional capital projects and/or towards potential acquisitions. The targets and forward-looking results in this news release do not reflect the impact of our plans to form a master limited partnership with certain of our crude oil and natural gas producing assets."

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful. Such securities will only be offered and sold pursuant to a registration statement filed under the Securities Act of 1933, as amended.

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties including among other things, that the MLP will not be formed, will not complete an offering of securities and will not complete such actions on the timetable indicated. Words such as “target,” "plans,” “anticipates," "will," "expect,"“intends,” and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry's 2006 Form 10-K filed with the Securities and Exchange Commission on February 28, 2007 under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations and all material changes are updated in Part II, Item 1A within our Form 10-Qs filed subsequent to that date."

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